Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor Contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

AutoNation Announces December 2014 Reported Retail New Vehicle Unit Sales Increased 12% versus December 2013

•	Reported retail new vehicle unit sales in the fourth quarter of 2014 increased 9% versus the fourth quarter 2013

•	Reported retail new vehicle unit sales in full year 2014 increased 8% versus full year 2013

FORT LAUDERDALE, Fla., January 6, 2015 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that it reported to automotive manufacturers retail sales of 33,069 new vehicles in December 2014, an increase of 12% as compared to December 2013. December 2014 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	9,497 for Domestic, up 11% versus December 2013,

•	14,721 for Import, up 6% versus December 2013, and

•	8,851 for Premium Luxury, up 23% versus December 2013.

On a same-store basis, reported retail new vehicle unit sales in December 2014 increased 10% as compared to December 2013.

Reported retail new vehicle unit sales in the fourth quarter of 2014 were 84,968, an increase of 9% as compared to the fourth quarter of 2013. Fourth quarter 2014 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	24,991 for Domestic, up 9% versus fourth quarter of 2013,

•	39,556 for Import, up 8% versus fourth quarter of 2013, and

•	20,421 for Premium Luxury, up 12% versus fourth quarter of 2013.

On a same-store basis, reported retail new vehicle unit sales in the fourth quarter of 2014 increased 7% as compared to the fourth quarter of 2013.

Reported retail new vehicle unit sales for full year 2014 were 320,804, an increase of 8% as compared to full year 2013. Full year 2014 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	97,656 for Domestic, up 6% versus full year 2013,

•	157,096 for Import, up 8% versus full year 2013, and

•	66,052 for Premium Luxury, up 13% versus full year 2013.

On a same-store basis, reported retail new vehicle unit sales in full year 2014 increased 6% as compared to full year 2013.

AutoNation expects to report January 2015 retail new vehicle unit sales on Tuesday, February 3, 2015.

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The information provided in this news release is based on unaudited sales reports provided by our stores to the applicable automotive manufacturers. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements. For example, the classification of certain transactions under the standards established by certain such manufacturers differs under GAAP. Reported retail sales also includes vehicles placed into certain manufacturer-approved demonstrator vehicle and service loaner programs, which vehicles may be sold as new or used vehicles under GAAP in subsequent periods. In addition, the sales reports are based on the time periods set by the automotive manufacturers for reporting monthly sales, which generally differ from the calendar month. As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, reported retail sales are subject to seasonal trends. Consequently, reported retail sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the U.S. Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2013 and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional information regarding our business. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 281 new vehicle franchises, which sell 34 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

Please visit investors.autonation.com, www.autonation.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.